Exhibit 3.1
                            Articles of Incorporation
                                       Of
                            O2 Secure Wireless, Inc.

                                   Article 1.

The name of the corporation is O2 Secure Wireless, Inc.

                                   Article 2.

The corporation is authorized to issue 30 million shares.

                                   Article 3.

The street address of the registered office is 3909 Ashford Dunwoody Road, Atlanta, Georgia 30319. The registered agent as such address is T. Scott Conley. The county of the registered office is Dekalb County.

Article 4.

The name and address of each incorporator is:

P. Neal Butler, 1202 Ascot Court. Kennesaw, Georgia 30144
T.Scott Conley, 3909 Ashford Dunwoody Road, Atlanta, Georgia 30319 Keith A. Greaves, 1509 Laurel Park Circle, Atlanta, Georgia 30329
Michael J. Price, 1928 Q Johnson Ferry Road, Atlanta, Georgia 30319

                                   Article 5.

The principal mailing address of the corporation is 3909 Ashford Dunwoody Road, Atlanta, Georgia 30319

IN WITNESS WHEREOF, of undersigned has executed these Articles of Incorporation.

This ___ day of October, 2003

              _______________________________
              Keith A. Greaves
              Chief Financial Officer